Exhibit (11)

June 3, 2005

EQ Advisors Trust

1290 Avenue of the Americas

New York, NY 10104

Ladies and Gentlemen:

You have requested our opinion, as counsel to the EQ Advisors Trust, a Delaware statutory trust (the “Trust”), as to certain matters regarding the shares of the series listed in the attached Schedule A (the “Acquiring Portfolios”), each a series of the Trust, that are to be issued in connection with the reorganization of the series (the “Acquired Portfolios”) of the Trust into the Acquiring Portfolios as listed in Schedule A (each, a “Reorganization”). The Reorganizations are provided for in a Plan of Reorganization and Termination (the “Plan”) adopted by the Trust, on behalf of the Acquiring Portfolios and the Acquired Portfolios. The Plan provides, with respect to each Reorganization, for the transfer of the Acquired Portfolio’s assets to the Acquiring Portfolio in exchange solely for the issuance of the number of Class IA or Class IB shares of beneficial interest of the Acquiring Portfolio that is to be determined in the manner specified in the Plan (the “Shares”) and the Acquiring Portfolio’s assumption of the liabilities of the Acquired Portfolio.

As such counsel, we have examined:

1. the registration statement on Form N-14 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission (the “SEC”) by the Trust for the purpose of registering the Shares under the Securities Act of 1933, as amended (the “1933 Act”);

2. the form of the Plan included in the Registration Statement; and

3. the Agreement and Declaration of Trust and Bylaws of the Trust.

We have also examined the records of the Trust relating to the trust action that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials and, as to matters of fact that are material to our opinion, we have also examined and relied upon a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America that, in our experience, generally are applicable to the issuance of shares by registered investment companies,

DC-701609 v4 0306265-0102

Kirkpatrick & Lockhart Nicholson Graham LLP

EQ Advisors Trust

June 3, 2005

and the Delaware Statutory Trust Act, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that, with respect to each Reorganization:

1.	The Shares to be issued pursuant to the Plan have been duly authorized for issuance by the Trust; and

2.	When such Shares have been issued and the consideration for such Shares has been paid in accordance with the Plan, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the references to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP

SCHEDULE A

PROPOSED REORGANIZATIONS

Acquired Portfolios (each a series of the Trust)	Acquiring Portfolios (each a series of the Trust)
EQ/Enterprise Capital Appreciation Portfolio	EQ/Marsico Focus Portfolio
EQ/Enterprise Deep Value Portfolio	EQ/Mercury Basic Value Equity Portfolio
EQ/Enterprise Global Socially Responsive Portfolio	EQ/Calvert Socially Responsible Portfolio
EQ/Enterprise Multi-Cap Growth Portfolio	EQ/Montag & Caldwell Growth Portfolio
EQ/MONY Diversified Portfolio	EQ/Capital Guardian Research Portfolio
EQ/MONY Equity Growth Portfolio	EQ/Capital Guardian Research Portfolio
EQ/MONY Equity Income Portfolio	EQ/Boston Advisers Equity Income Portfolio
EQ/MONY Money Market Portfolio	EQ/Money Market Portfolio